Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Financial Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-190515) and (No. 333-200186) on Form S-3 and (No. 333-192501) on Form S-8 of Tiptree Financial Inc. of our report dated March 31, 2015, with respect to the consolidated balance sheets of Tiptree Financial Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2014 annual report on Form 10-K of Tiptree Financial Inc.

/s/ KPMG LLP
New York, New York
March 31, 2015